EXHIBIT 99.4

ADSOUTH PARTNERS' NEWLY ACQUIRED SUBSIDIARY ANNOUNCES PRE-TAX INCOME IN EXCESS OF $300,000 FOR FIRST FIVE MONTHS OF OPERATIONS

Boca Raton, Florida (February 17, 2004), Adsouth Partners, Inc. (OTCBB "ADPR") is pleased to announce that preliminary results from its internal accounting staff, pending the completion of its 2003 fiscal year end audit, wish to disclose that Adsouth, Inc., the newly acquired subsidiary of Adsouth Partners, Inc. is expected to report pre-tax net income which is in excess of $300,000 for the first five months of operations. The operating results of Adsouth, Inc. will be included in Adsouth Partner's pro forma results for the 2003 annual report.

"Since its inception on July 8, 2003 through December 31, 2003, Adsouth, Inc. has operated profitably and we expect it to continue this pace throughout the current fiscal year. We feel confident that we will further escalate our revenue base and bottom line profits during the remainder of this year," commented Gary Hohman, President of Adsouth Partners.

"We have strong gross margins in our line of work and we are determined that as we continue to grow, both internally as well as through additional product acquisitions, we will seek to maintain favorable profit margins." stated John Acunto, CEO of both Adsouth Partners, Inc. and its wholly owned subsidiary, Adsouth, Inc.

The  Tiger  Fund,  Inc.  plans  on completing the first $200,000 investment into
Adsouth Partners this week. "Keeping with our commitment of providing both managerial assistance as well as growth capital to Adsouth Partners, Inc., we are pleased with our continued investment in Adsouth Partners thus far and we look forward to meeting our commitment of making an aggregate $1,000,000 investment into Adsouth Partners, Inc. this year," stated Mr. Omar A. Rizvi, Managing Partner of Strategy Partners, advisor to the Tiger Fund.

The statements made in this press release which are not historical facts contain certain forward-looking statements concerning potential developments affecting the business, prospects, financial condition and other aspects of the company to which this release pertains. The actual results of the specific items described in this release, and the company's operations generally, may differ materially from what is projected in such forward-looking statements. Although such statements are based upon the best judgments of management of the company as of the date of this release, significant deviations in magnitude, timing and other factors may result from business risks and uncertainties including, without limitation, the company's dependence on third parties, general market and economic conditions, technical factors, the availability of outside capital, receipt of revenues and other factors, many of which are beyond the control of the company. The company disclaims any obligation to update information contained in any forward-looking statement.

For  further  information  contact:     Omar  A.  Rizvi
                                        (949)  852-3588.


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